Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors & Financial Media: Financial Dynamics Evan Smith/Theresa Kelleher (212) 850-5600 wst@fd-us.com	Media: Schwartz Communications Risa Burgess (781) 684-0770 westpharma@schwartz-pr.com

Exhibit 99.1

West Pharmaceutical Services Announces Third Quarter 2007 Results

- Sales up 11.2% and Earnings Per Diluted Share up 20% Excluding Tax Items -

- Expects to Earn $0.46 to $0.50 per Diluted Share in the Fourth Quarter -

- Conference Call to be held at 9 a.m. EDT Today -

LIONVILLE, PA November 1, 2007 - West Pharmaceutical Services, Inc (NYSE:WST) today announced the results of operations for the three and nine months ended September 30, 2007, reporting earnings of $0.36 per diluted share in the third quarter, including certain tax items. Summary non-GAAP consolidated results for the third quarter, which are adjusted to exclude the net tax charges of $2.3 million, or $0.06 per diluted share, were as follows:

($ millions, except per-share data )	Three Months Ended September 30		% Change
	2007	2006

Net Sales	$ 242.7	$ 218.4	11.2%
Gross Profit	64.3	59.5	8.1%
Adjusted Operating Profit	21.5	19.7	9.1%

Adjusted Diluted EPS	$ 0.42	$ 0.35	20.0%

A table accompanying this press release contains a reconciliation of results reported under US GAAP and the non-GAAP results included above, which are provided, in addition to and not as a substitute for, the reported GAAP results. The excluded items relate to changes to the Company’s expectations regarding several prior-year tax contingencies.

“Our year-to-date and quarterly results reflect the fundamental strength in our packaging and delivery systems businesses,” said Donald E. Morel, Jr. Ph.D., West’s Chairman and Chief Executive Officer. “Given the diversity of our revenue base and the underlying growth rates in the markets we serve, the growth drivers of our business remain intact despite the short-term impact of Pfizer’s decision to exit the Exubera® product and the more restrictive reimbursement rules for the use of certain anemia drugs by cancer and dialysis patients. Over the long term, we are confident that we are well positioned to capitalize on the forecasted growth across a broad range of product lines and geographic regions, including products for biologics, oncology, diabetes care, prefillable systems and developing markets. Based on our long term revenue outlook and competitive position, we will continue to invest in new capacity, technology and products to satisfy the requirements of the markets and regions we serve.”

Results of Operations

Pharmaceutical Systems Segment

Pharmaceutical Systems sales grew to $173.8 million in the quarter, a $20.1 million or 13.1% (5.0% due to currency) increase over the comparable period last year. Sales grew in each of the Company’s geographic markets because of increased sales of pharmaceutical packaging and prefillable syringe components, and products employing the Company’s proprietary coating technologies and Westar® Ready-To-Sterilize processing. Pricing accounted for approximately 2.3 percentage points of the overall sales increase, which more than compensated for higher direct costs for material and labor in the period. Gross profit increased $4.5 million, or 8.8%, in the quarter when compared to the prior-year period, while gross profit margin in the segment declined by approximately 1.2 percentage points, to 31.8%. The margin decline was attributed to relatively higher production management and engineering costs, as certain facilities continue to operate at or above peak capacity. In addition, expansion projects complicated normal seasonal European plant closures, causing delays in resuming normal production.

Research and development and selling, general and administrative costs were significantly higher in the period when compared to the prior-year quarter. R&D spending increased $1.3 million largely as a result of the formation and staffing of the Innovation Group. The Innovation Group is responsible for focusing the Company’s R&D efforts on the acquisition and development of high-value proprietary technologies and systems. SG&A increased by $5.2 million in the segment, primarily due to higher personnel costs in sales, marketing and information systems, spending on the pre-implementation phase of planned information systems improvements and approximately $1.0 million of currency translation.

The higher production costs, R&D and SG&A spending led to operating profit of $25.9 million in the quarter, compared to $26.6 million in the same period last year, and the segment’s operating profit margin was 2.4 percentage points lower than in the prior-year quarter.

Tech Group Segment

Quarterly sales in the Tech Group segment grew 6.8% (1.2% due to currency) over the prior year period, to $71.4 million. The $4.5 million net sales gain versus the comparable 2006 period was due to significant sales in support of the launch of two over-the-counter products. Those gains more than offset lower tooling revenues, slower demand for a personal care product and lower Exubera revenue, which was $7.2 million in the quarter.

Gross margin for the segment was 12.7% for the quarter, down from 13.1% in the prior-year period, as gains associated with higher volumes and product mix were exceeded by start-up costs at the Tech Group’s new Michigan production site.

SG&A expense increased by $0.7 million and R&D spending on manufacturing technology development was slightly lower when compared to the prior year quarter. The net increase was attributed to lower commissions earned under an expiring cooperative sales agreement, and to higher employment levels. Quarterly operating profit was $2.9 million, a decline of $0.6 million from the prior-year quarter, and operating profit margin was 1.1 percentage points lower as a result of lower gross margins and the net increase in SG&A costs.

While it did not impact results in the current quarter, on October 18, 2007 Pfizer, Inc. announced its decision to exit the Exubera inhaled insulin product. The Company’s customer and the product’s innovator, Nektar Therapeutics, is in the process of determining how it will proceed with the product.

Corporate and other items

General corporate costs, stock-based compensation, and US pension expenses declined significantly during the period compared to last year’s quarter. Stock-based compensation declined $1.5 million as a result of the effect of the decline in the price of the Company’s shares in the current quarter, compared to a share price increase in the prior-year period. Annual incentive compensation costs, which are linked to operating results, also declined and other corporate costs were lower due to the inclusion of a $0.5 million settlement of an environmental claim in the comparable period last year. US pension costs were lower as result of changes made to the primary retirement plan at the beginning of 2007. As a result, consolidated SG&A costs declined from 16.0% of sales in the third quarter of 2006 to 15.5% in the current quarter.

The Company took a pretax charge of $8.6 million which was partially offset by related and unrelated income tax benefits of $6.3 million, as a result of changes in expectations regarding the outcomes of several tax contingencies and valuation allowances. The largest of these contingencies relates to operations in Brazil.

Net income benefited from a marginally lower expected annual effective income tax rate, which now stands at 29.1%, excluding income tax items relating to other periods that were recognized in the second and third quarters of 2007. Income from unconsolidated affiliated companies improved to $0.6 million, compared to a loss of $0.2 million reported in the prior-year quarter. The prior-year loss related to the write-off of a production facility in the Company’s unconsolidated Japanese affiliate.

Outlook

Consistent with its prior guidance, the Company expects full-year 2007 revenue to be slightly over $1 billion, with fourth quarter revenues expected to be approximately $250 million. Earnings per diluted share are expected to be between $0.46 and $0.50 for the fourth quarter. Consistent with the range given in the Company’s previous guidance, adjusted diluted EPS for the full year is expected to be between $2.32 and $2.36.

Looking forward to 2008, the Company expects sales growth to moderate to between 3% and 6%, excluding unanticipated currency effects. The Company is not changing its long-term growth rate expectations, but growth in 2008 is anticipated to be unfavorably impacted by more restrictive US public healthcare program reimbursement standards for anemia drugs, lower device sales for the Exubera inhaled insulin product and expected customer inventory reductions. Sales will also be affected by the loss of a marginally profitable diagnostic component. The effect of these items included in the Company’s estimate of sales growth for 2008 is expected to be between $50 million and $60 million in lower sales in 2008 when compared to 2007, at an average margin impact of approximately 35%.

Dr. Morel commented on the sales outlook, saying “Despite the aggregate effects of these items, our business remains strong and will continue to grow in 2008. Our analysis of demand for current and future products in the markets we serve suggests that longer-term revenue will continue to grow in line with our high-single-digit-percentage expectations. To meet this anticipated demand, management will focus on the programs that we believe will generate organic growth in that range over the next three to five years.”

Excluding the uncertainties concerning the Exubera inhaler, the Tech Group’s overall revenue growth is expected to be favorably impacted in the fourth quarter of 2007 and into 2008 by forecasted new business and improved operating efficiencies at its new Michigan facility as product transfers are completed. Nektar is currently in the process of determining its plans for the Exubera product. Under existing arrangements, production and sales of the inhalation device produced by the Tech Group are committed through the first quarter of 2008. The Company will re-evaluate expectations regarding the potential for a non-cash intangible asset impairment, sales for the remainder of 2007 and into 2008, and the recoverability of the other investments in respect of the product when it is advised of the customer’s plans for the product.

For additional details, please see the attached financial schedules, supplemental financial information and Safe Harbor Statement Regarding Forward Looking Statements

Capacity Expansion Plans

Sales growth in the Company’s Pharmaceutical Systems segment will continue to be constrained by limited capacity in key product areas in early 2008. These constraints will moderate in the second half of 2008 and in early 2009, when investments in expanding capacity are substantially completed. The Company’s immediate global capacity expansion plans involve simultaneously expanding four existing European and Asian manufacturing facilities and a tooling facility in the United Kingdom, and expanding and modifying capacity in two US production facilities.

“Our expansions of existing plants should increase global production capacity by approximately 20% based on comparable units of production, and by over 25% based on expected revenue,” said Dr. Morel. “Along with our customers, we believe that there is strong underlying market demand that will drive long-term growth for our products. This is why it is important that our customers know that we will continue to support this growth potential through strategic investments in capacity and innovative technology solutions. However, we also built some flexibility into our development plans that will allow us to defer spending if we foresee a change in our capacity needs.”

The Company is planning to add two new, co-located production facilities in China. The delayed construction of a dedicated plastic production facility is now expected to commence early in 2008, when the Company expects it will have received all necessary governmental approvals. Construction of the second Chinese plant, which will produce elastomer components, is currently planned to commence in 2009.

In addition to capacity and geographic expansion, the Company has commenced a long-term project to upgrade a number of critical information systems. The upgrades are necessary to replace existing systems that are, or will soon become, obsolete and will further integrate systems within business units, as well as establish a greater degree of commonality across business units. The project is expected to be substantially completed in 2009.

The Company anticipates total capital spending of approximately $120 million for 2007, and capital spending at the same or higher levels through 2011. Spending to maintain existing production capacity is expected to be approximately $60 million this year.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Safe Harbor Statement Regarding Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements. West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;
•

competition from other providers in the Company’s businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;
•

the timing, regulatory approval and commercial success of customer products that incorporate our products, including relevant third-party reimbursement for prescription products, medical devices and components and medical procedures in which those products are employed or consumed;

•

the ability of Nektar Therapeutics to market the Exubera® Inhalation-Powder insulin device and product and the resolution of the parties’ obligations under the supply contract between the Company and Nektar consistent with the Company’s current expectations;

•	the timely and successful negotiations of sales contracts with four of the Company’s largest customers during the fourth quarter of 2007;
•	average profitability, or mix, of products sold in any reporting period;
•	maintaining or improving production efficiencies and overhead absorption;
•

the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities ;

•	dependence on third-party suppliers and partners, including our Japanese partner Daikyo Seiko, Ltd.;
•

the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;
•	raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases;

Other Risks:

•	the development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;
•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;
•	dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties;
•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, and Japanese Yen;
•	changes in tax law or loss of beneficial tax incentives;
•	the conclusion of unresolved tax positions consistent with currently expected outcomes;,

and other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our Registration Statement on Form 10-K filed with the SEC on March 1, 2007. You should evaluate any statement in light of these important factors.

Exubera® is a registered trademark of Pfizer, Inc.

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		September 30,		September 30,		September 30
	2007		2006		2007		2006
Net sales	$242.7	100%	$218.4	100%	$764.0	100%	$681.4	100%
Cost of goods sold	178.4	74	158.9	73	542.7	71	483.1	71
Gross profit	64.3	26	59.5	27	221.3	29	198.3	29
Research and development	4.1	2	2.9	1	11.5	2	8.0	1
Selling, general and administrative expenses	37.7	15	34.9	16	112.8	15	106.1	15
Other expense, net	9.6	4	2.0	1	9.7	1	4.2	1
Operating profit	12.9	5	19.7	9	87.3	11	80.0	12
Loss on debt extinguishment	—	—	—	—	—	—	5.9	1
Interest expense, net	2.0	—	2.7	1	5.9	1	8.5	1
Income before income taxes and minority interests	10.9	5	17.0	8	81.4	10	65.6	10
Provision for income taxes	(0.8)	—	4.9	2	17.4	2	19.4	3
Minority interests	0.1	—	0.1	—	0.3	—	0.3	—
Income from consolidated operations	11.6	5%	12.0	6%	63.7	8%	45.9	7%
Equity in net income of affiliated companies	0.6		(0.2)		1.5		0.9
Income from continuing operations	12.2		11.8		65.2		46.8
Discontinued operations, net of tax	—		1.5		(0.5)		5.3
Net income	$12.2		$13.3		$64.7		$52.1
Net income per share:
Basic:
Continuing operations	$0.37		$0.37		$1.98		$1.46
Discontinued operations	—		0.04		(0.01)		0.17
	$0.37		$0.41		$1.97		$1.63
Assuming dilution:
Continuing operations	$0.36		$0.35		$1.86		$1.39
Discontinued operations	—		0.04		(0.01)		0.16
	$0.36		$0.39		$1.85		$1.55
Average common shares outstanding	32.7		32.2		32.8		32.0
Average shares assuming dilution	36.8		33.8		36.2		33.6

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION

(UNAUDITED)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Net Sales:	2007	2006	2007	2006
Pharmaceutical Systems	$173.8	$153.7	$554.5	$480.1
Tech Group	71.4	66.9	218.1	209.1
Eliminations	(2.5)	(2.2)	(8.6)	(7.8)
Consolidated Total	$242.7	$218.4	$764.0	$681.4

Operating Profit (Loss):
Pharmaceutical Systems	$25.9	$26.6	$110.4	$100.4
Tech Group	2.9	3.5	9.1	13.1
Brazil Tax Issue	(8.6)	—	(8.6)	—
U.S. pension expenses	(1.4)	(1.8)	(4.5)	(6.4)
Stock based compensation expense	(1.0)	(2.5)	(3.4)	(9.4)
General corporate costs	(4.9)	(6.1)	(15.7)	(17.7)
Consolidated Total	$12.9	$19.7	$87.3	$80.0

WEST PHARMACEUTICAL SERVICES

FINANCIAL CONDITION

(UNAUDITED)

(in millions)

	As of September 30, 2007	As of December 31, 2006
Cash	$151.4	$47.1
Working capital	$274.4	$124.8
Working capital ratio	2.7	1.8
Debt	$393.6	$236.3
Net debt to total invested capital ratio	33.2%	31.1%

WEST PHARMACEUTICAL SERVICES

CASH FLOW ITEMS

(UNAUDITED)

(in millions)

	Nine MonthsEndedSeptember30, 2007	Nine MonthsEnded September30, 2006
Depreciation and amortization	$42.2	$39.0
Operating cash flow	$69.9	$92.2
Capital expenditures	$(69.0)	$(47.2)

.

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2007

(in millions, except per share data)

	As Reported		Non-GAAP
	September 30	Tax	September 30
	2007	Adjustments	2007
Operating Profit	$12.9	$8.6	$21.5
Interest expense, net	2.0	—	2.0
Income before income taxes and minority interests	10.9	8.6	$19.5
Provision for income taxes	(0.8)	6.3	5.5
Minority interests	0.1	—	0.1
Income from consolidated operations	11.6	2.3	13.9
Equity in net income of affiliated companies	0.6	—	0.6
Income from continuing operations	$12.2	$2.3	$14.5

Net income per diluted share:
Continuing operations	$0.36	$0.06	$0.42

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2007

(in millions, except per share data)

	As Reported	Non-GAAP
	September 30	Tax	September 30
	2007	Adjustments	2007
Operating Profit	$87.3	$8.6	$95.9
Interest expense, net	5.9	—	5.9
Income before income taxes and minority interests	81.4	8.6	90.0
Provision for income taxes	17.4	8.8	26.2
Minority interests	0.3	—	0.3
Income from consolidated operations	63.7	(0.2)	63.5
Equity in net income of affiliated companies	1.5	—	1.5
Income from continuing operations	$65.2	$(0.2)	$65.0

Net income per diluted share:
Continuing operations	$1.86	$—	$1.86

Please refer to the “Notes to Non-GAAP financial measures” for more information.

Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2006

(in millions, except per share data)

	As Reported					Non-GAAP
	September 30,		Extinguishment		Tax	September 30,
	2006		Of Debt		Settlement	2006
Operating profit		$80.0		$—	$—	$80.0
Loss on debt extinguishment		5.9		(5.9)	—	—
Interest expense, net		8.5		—	0.3	8.8
Income before income taxes and minority interests		65.6		5.9	(0.3)	71.2
Provision for income taxes		19.4		1.8	0.4	21.6
Minority interests		0.3		—	—	0.3
Income from consolidated operations		45.9		4.1	(0.7)	49.3
Equity in net income of affiliated companies		0.9		—	—	0.9
Income from continuing operations		$46.8		$4.1	$(0.7)	$50.2

Net income per diluted share:
Continuing operations		$1.39		$0.12	$(0.02)	$1.50

Earnings per share figures do not add across due to rounding

Please refer to the “Notes to Non-GAAP financial measures” for more information.

Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

Notes to NON-GAAP financial measures:

For the purpose of aiding the comparison of our year-to-year results, management may refer to results excluding certain items in an effort to improve the analysis of underlying trends in the financial statements, and for consistency with performance metrics used for incentive compensation programs. These re-measured period results are not in conformity with United States generally accepted accounting principles (“GAAP”) and are “non-GAAP financial measures.” The non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.

2007 Tax Adjustments:

Our three and nine-month results ending September 2007 include a provision for Brazilian social security, excise and other tax compliance issues totaling $8.6 million pre-tax ($6.3 million net of related tax deductions). The increased provision followed a detailed review of several tax cases pending in the Brazilian courts which now indicate that it is probable, although the issuance of tax assessment notices has not yet been finalized, that the positions taken on certain tax returns dating back to the late 1990’s would not be sustained.

Our results for the three and nine-month periods ended September 30, 2007 also include $4.0 million and $6.5 million, respectively, of discrete tax benefits. Upon completion of strategic plan projections in the third quarter of 2007, we recognized $3.2 million in foreign tax credits generated in previous periods for which we had provided a valuation allowance due to uncertainty in the generation of sufficient taxable income to utilize the credits. In addition, our third quarter 2007 results also include a $0.8 million tax benefit resulting from the closure of the 2003 U.S. federal tax audit year. In the second quarter of 2007, we recorded $2.5 million in tax benefits resulting from the revision of certain tax planning strategies and the completion of related documentation supporting research and development credits related to prior year tax returns.

2006 Extinguishment of Debt:

Our results for the nine-month period ended September 30, 2006 include a pre-tax $5.9 million loss on debt extinguishment ($4.1 million net of tax) resulting from the pre-payment of $100.0 million in senior notes carrying a 6.81% interest rate and a maturity date of April 8, 2009.

2006 Tax Settlement:

Our results for the nine-month period ended September 30, 2006 also include the favorable resolution of a claim for a tax refund associated with the disposition of our former plastic molding facility in Puerto Rico. The resolution of this claim resulted in the recognition in income from continuing operations of $0.7 million, or $0.02 per diluted share, consisting of a $0.5 million tax benefit and related interest income, net of tax, of $0.2 million.

The debt extinguishment and tax refund occurred in the first quarter of 2006 and had no impact on 2006 third quarter results.